Lolaark Vision Inc

Previously crowdfunded $342K. Clarifies live video stream without special optical instruments when digital cameras are blinded with fog, rain, murky water or darkness. Product certified by the American Bureau of Shipping. Empowers AI-vision clarity in poor visibility conditions. Patent submitted.



Invest

$100 minimum investment

DEADLINE: November 30, 2023

in 2 months

SHARE PRICE

$2.50

TOTAL RAISED

$50,530

VALUATION

$19,473,860

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch   Updates   Discussion

INTRODUCTION

Video streams from drones, dash cams, and camera-based AI often face visibility issues due to fog, rain, snow, or low illumination, limiting the effectiveness of computer vision. Our disruptive technology significantly improves visual clarity even in very adverse conditions, overcoming these limitations.

Lolaark Vision Inc. develops innovative software for restoring visibility in live video streams. Our state-of-the-art technology was invented by two mathematicians, Prof. Emanuel Papadakis and Dr. Sanat Upadhyay, after extensive research at the University of Houston in TX, USA. This technology benefits vehicle operators and automated navigation systems by identifying risks on land, in the air, or underwater. **We are proud to be one of the first live video processing app to receive "New Technology Qualified" recognition from the American Bureau of Shipping, a prominent authority on sea-worthiness. This confirms our ability to enhance camera vision clarity in low-visibility aquatic environments.**

WHAT SETS US APART FROM OTHERS

Lolaark Vision's technology revolutionizes industries and prevents accidents by improving visibility for autopilots and human operators. Our software is not a luxury but a crucial advancement in live video stream restoration, seamlessly integrating cameras with AI-powered systems. As these systems become more prevalent, our technology provides necessary visual clarity beyond normal capabilities, enhancing accuracy and reducing hidden risks.

- All startups have some new idea or a business appraoch to bring to the market. A few companies market successful technological or radically innovative products, services or business models. Lolaark Vision introduces a scalable, entirely novel, mathematically sophisticated, transformative solution to the long-time recognized problem of cameras going literally blind when visibility is poor or illumination is inadequate.
- We have very few competitors - they mostly rely on addressing the same problem with statistical methods from the 90s that are inadequate for very poor visibility. Unlike our competitors, we have an active research team led by our CEO who is a mathematician with worldwide recognition and publications.
- Lolaark Vision's video Clarifier solution is designed in a way that can be integrated into multiple different applications that only started to emerge, such as delivery drones and car autopilots.
- AI-vision goes blind when cameras face adverse visibility conditions they can't overcome. Lolaark Vision's tech works synergistically to give the clarity they need to work up to their design capabilities.
- Two years after our previous CF campaign, we started sales of the Clarifier, the only CERTIFIED product in the market by the American Bureau of Shipping for harsh visibility conditions, designed for the new generation of underwater robots with IP cameras.



Experience the Future of Driving
Enhanced Clarity
Increased Safety
Lolaark Vision Inc.

PROBLEM

Shades, low light, glare, strong headlights, fog, heavy rain, and murky water often reduce camera visibility, thus increasing the probability of error. As our lives and operations become increasingly machine-dependent and human vision is gradually being replaced or complemented or replaced by camera vision and AI, the room for error becomes all the smaller. Here are just a few examples:

- Autopilots for self-driving cars and autonomous land vehicles
- AI-camera-based security and surveillance systems (such as face and object recognition systems)
- Drones and helicopters that often need to fly in poor or suddenly changing visibility
- Underwater robots and divers carrying out structural safety inspections in inland water bodies or river ports

Lolaark Vision
Enhancing Safety Through Improved Visibility

ANNUAL FATALITIES CAUSED BY POOR VISIBILITY

29 Fatalities[1]
82 Accidents

600 Fatalities[2]
38700 Crashes

Severe weather conditions, including rain, snow, and fog, reduce visibility, leading to over **600** devastating fatalities annually. Enhanced visibility solutions are critical for accident prevention.

RAISING CONCERN

The rise of autonomous vehicles and self-driving cars brings new challenges as their safety can be compromised by impaired sensors due to poor visibility caused by heavy weather conditions and low light.

OUR SOLUTION

Our advanced technology significantly enhances visibility for both humans and machines, enabling clear vision even in challenging weather conditions and low-light environments leading to much safer operations, reduced workload, and higher detection accuracy with Lolaark Vision.

[1] U.S. Helicopter Safety Team [2] U.S. Department of Transportation



Raw Frame



With Lolaark Vision

SOLUTION

The technology we developed clarifies live video streams and images across a wide range of conditions and cameras, including both visible and infrared spectrums.

It can be implemented in real-time applications on graphics cards, FPGAs, mini computers, and even gamer laptops. In trials conducted for the American Bureau of Shipping, our first product, the Clarifier, improved video clarity by an average of 110%. This exceptional performance gives us a strong advantage in

- Underwater robot and submersible industries, ROVs/AUVs for the underwater inspections industry serving maritime, oil and gas, and civil engineering. Currently, in North America, the size of this market is valued at 482.61 million by the end of 2023 with a CAGR of 7%
  and in other short and mid-term market opportunities.
- Delivery and security drones have a CAGR of 24% (Amer. Journal Of Transportation, as of Mar 2023).
- Self-driving car camera navigation systems and autonomous land vehicles. The global autonomous vehicle market was valued at $76.13 billion in 2020 and is projected to reach $2,161.79 billion by 2030, registering a CAGR of 40.1% from 2021 to 2030.
- Smart AI-powered cameras and security cameras: AI Camera Market is expected to reach USD 21.58 Billion by 2025 at 23.8% CAGR.
- It also is designed to achieve high restoration clarity for a great variety of visibility and operating conditions. In a trial performed for the American Bureau of Shipping we improved video clarity by 110% on average. This unique level of performance may provide us with a strong foothold in multiple markets.

Lolaark Vision

Enhancing accuracy in camera based systems regardless of visibility


Camera
Lolaark vision
Our Tech
Your Tech
Higher accuracy with restored visibility
Camera
Your Tech
Low accuracy in poor visiblity

July 2023: Began selling our first product, the Clarifier ROV for underwater robots. We also announced our first commercial partner, Poseidon Robotics LLC

Soon to follow Clarifier ROV for Blue Robotics, Siddus and other IP cameras commonly used in ROVs and deep sea unmanned submersibles.

Lolaark Vision's
Real-Time Video Clarifier

- Intuitive and user-friendly UI
- Real-time visibility restoration
- Works in various visibility conditions
- Compatible with a wide range of cameras


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© Lolaark Vision Inc., 2021


12-06-2022--11:50:01 ET

Raw Frame



With Lolaark Vision

Lolaark Vision's Real-Time Video Clarifier is Certified for Underwater Inspection Activities by the American Bureau of Shipping

KEY TAKEAWAYS

- Expands the visibility radius
- Enhances visual clarity by an astounding +2x
- Cuts workload by an impressive 50%


NAKED EYE
+ 67%
Lolaark vision
+ 120%

Lolaark Vision enhances the visibility distance by more than 2x in murky underwater conditions

Lolaark Vision's performance was independently verified and validated by the American Bureau of Shipping (ABS) in their New Technology Qualification Report for Lolaark Vision

BUSINESS MODEL

Our tech plans to directly or indirectly meet the needs of vast numbers of people. It is primarily designed for commercial use as a component of other commercial products.

The future planned primary source of income is royalties for the use of our tech. It is meant to be used either as a standard feature or an add-on preprocessing plugin, and it enhances the performance and accuracy of camera systems in challenging visibility conditions beyond operational limits. Direct sales of our Clarifier are anticipated to be limited to underwater robots, and this is our current revenue line. The planned royalty lines may be developed once we have adopted the technology of the Clarifier for nano GPUs and FPGAs to allow deployment for drones and AI-powered cameras. We want all processing to be done on the camera side.

Lolaark Vision

Branching Profits: Our Revenue Streams



Lolaark vision
Planned
Current
Royalties
Sales
Drone Navigation
Autonomous Vehicles
Car Dashcams
AI Powered Cameras
Underwater Operations



Within this framework, our main revenue stream is planned to come from royalties collected from these other companies operating in the aforementioned verticals.


ENHANCED
UNDERWATER
VISIBILITY
ABS
TRIAL
Lolaark vision
1 2
3

User Testimonial


TEXAS COMMERCIAL DIVING, INC.
SHIP REPAIR

> Lolaark Vision helps our divers see and feel safe even in the harshest waters.

Wesley Guntharp
President

Texas Commercial Diving Inc.

Houston, TX

User Testimonial

"Underwater Robots are more capable with Lolaark Vision. We are excited to integrate the Clarifier to our Remotely Operated Vehicles to enhance vision in murky conditions."

Christine Schubert
CEO

POSEIDON ROBOTICS

Chandler, AZ


MAUI
NŌ KA 'OI

MARKET

Expanding Horizons
Lolaark Vision's Technology for Multiple Market Verticals



Autonomous Vehicles



lil!

Delivery Drones



Secutiry & Surveillance



Subaquatic Operations



Robotic Vision



AI Cameras

Lolaark Vision

Enhancing Visual Clarity for Safer Navigation in Land, Air, and Underwater

Aerial Navigation


Raw frame
OUR TECHNOLOGY
Enhanced

Underwater Survey


Raw frame
OUR TECHNOLOGY
Enhanced


Raw frame
Night Driving
Enhanced
OUR TECHNOLOGY


Raw frame
Piloting Drones
Enhanced
OUR TECHNOLOGY


DRONES AND SHIPS

SUCCESS TO DATE

July 2021: Formation of Lolaark Vision Inc.

July 2021: Lolaark Vision Real-time Video Clarifier working at 720p and 24 frames per sec. This is our functional prototype.

July 2021: Lolaark Vision Off-line Video and Still Image Clarifier for Saved Video up to 4K and Still Photos.

September 2021: First Crowdfunding campaign starts on the StartEngine platform.

May 2022: Our MVP Lolaark Vision Real-time Video Clarifier working at 1080p and 30 frames per second is ready for testing.

August 2022: We submit the Lolaark Vision Real-time Video Clarifier for New Technology Qualification consideration.

September 2022: Our Crowdfunding campaign on StartEngine closes – we raised about $340K.

March 2023: The American Bureau of Shipping issues a technology maturity letter for the Lolaark Vision Real-time Video Clarifier. ABS declares the LV technology as qualified for remote inspection technologies.

April 2023: USPTO Provisional Patent Application filed.

July 2023: Started sales of the Clarifier for underwater drones. The first copy of the Clarifier installed for Poseidon Robotics Lanai Pro ROV.

August 2023: Clarifier for Blue Robotics ROVs

PRESS

- **Digital Wildcatters Podcast**
  Lolaark Vision on Oil and Gas Startups
- **PRWeb**
  Lolaark Vision Inc Launches With a Novel Visibility Enhancement Technology in Its Portfolio
- **AccessWire**
  Lolaark Vision Inc Eyeing the First Scheduled Product Launch After Reaching the Initial Milestone of 200K CrowdFundings
- **MarketsInsider**
  Lolaark Vision Inc Eyeing the First Scheduled Product Launch After Reaching the Initial Milestone of 200K CrowdFundings
- **University of Houston**
  UH Startup Spotlight: Lolaark Vision Inc.
- **Lolaark Vision YouTube Channel**

TEAM



Emanuel Papadakis, Ph.D

President, Treasurer, and Director

Papadakis is a Professor of Mathematics at the University of Houston in Houston, Texas. He has over 22 years of experience in applied mathematics. His area of research includes image and video processing, computer vision, deep learning, neuroscience imaging with an emphasis on the synaptic network, and statistics. Professor Papadakis is the second inventor of the technologies of Lolaark Vision. So far, Papadakis has been the mentor of six Ph.D students.



Sanat Kumar Upadhyay, Ph.D.

Vice President, CTO, and Director

Sanat Kumar Upadhyay is the primary inventor of the technologies of Lolaark Vision, which he initially formulated as part of a research project with co-inventor Prof. Emanuel Papadakis. He later headed our team in successfully translating the work into commercial prototypes. He has 11 years of research and development experience in applied mathematics, computer science, software development, and microscopy, which gives him a very strong multidisciplinary background.



Randy Gagnon

Secretary and Director



Dipendra Singh

Director and Advisor

Randy Gagnon is one of our domain experts in the field of marine operations. He is the CEO of a successful company serving the maritime industry, theTexas Commercial Diving Inc. TCD is a business leader in the Houston-Galveston area for underwater ship repair, propeller polishing, hull cleaning and under water seal replacement for over 30 years. Randy is a professional diver and in this capacity he is one of our in-house experts for the Lolaark Vision prototype's trials in the murky waters.

Dipendra K. Singh is a seasoned entrepreneur who has founded and co-founded several successful startups and has immense experience in business development and corporate finance. He is the Founder and owner of INET Business Solutions, Inc, which has become a highly reputed name among attorneys, accounting professionals, and small to medium-sized businesses.

FREQUENTLY ASKED QUESTIONS

What is Lolaark Vision Inc?

Lolaark Vision Inc is a technology company developing innovative solutions that enhance visibility in challenging environments, enabling safer and more efficient operations for several industries. The company was founded by two mathematicians, Prof. Emanuel Papadakis, and Dr. Sanat Kumar Upadhyay, in 2021. Our cutting-edge technologies have garnered recognition for their ability to improve clarity and provide real-time video enhancement in low-visibility conditions.

What does Lolaark Vision Inc. specialize in?

Lolaark Vision Inc. specializes in developing software for live video stream visibility restoration. Our technology enhances visual clarity in challenging conditions such as turbid waters, fog, rain, snow, or low illumination.

How does Lolaark Vision's technology work?

Our software utilizes advanced algorithms implemented on high-performance computing devices like GPUs to restore visual clarity in real-time. By analyzing and enhancing the video stream, we improve visibility and enable operators and AI-powered systems to recognize potential risks more effectively.

What industries can benefit from Lolaark Vision's technology?

Lolaark Vision's technology has broad applicability across multiple industries, including transportation, automotive, aerial drone, maritime, security, and surveillance. Any industry that relies on visual data and encounters challenges related to poor visibility can benefit from our innovative solutions.

Has Lolaark Vision's technology been tested and validated?

Absolutely! We have conducted extensive testing and validation processes to ensure the effectiveness and reliability of our technology. Our software has been tested in real-world scenarios, such as underwater inspections and challenging weather conditions, to deliver exceptional results.

How does Lolaark Vision's technology contribute to safety?

By enhancing visual clarity, our technology helps operators and automated systems navigate safely in challenging visibility conditions. It minimizes the risk of accidents caused by reduced visibility, ensuring safer operations and reducing the potential for human error.

Is Lolaark Vision's technology compatible with existing camera systems?

Yes! Our software is designed to integrate seamlessly with various camera systems, including drones, dash cams, and AI-powered devices. We prioritize compatibility to provide a flexible solution that can be easily implemented across different platforms.

What sets Lolaark Vision apart from other similar technologies?

Lolaark Vision stands out due to its cutting-edge algorithms, extensive testing, and recognition from the American Bureau of Shipping. Our commitment to delivering exceptional visual clarity and our focus on safety makes us a trusted choice in the market.

Why should I invest in Lolaark Vision Inc?

Investing in Lolaark Vision Inc. offers a unique opportunity to be part of a cutting-edge technology company poised for success. Our revolutionary software addresses the critical need for visual clarity in challenging conditions, with applications in various industries. Backed by recognition from the American Bureau of Shipping, our innovative solution has the potential to disrupt markets and save lives. By investing in Lolaark Vision, you join us in shaping the future of visual recognition systems and capitalizing on the vast growth potential of this thriving industry.

USE OF PROCEEDS

If the offering's maximum amount of $550,000 is raised:

Use	Value	% of Proceeds
Operating cost	$15,000	2.7%
Accounting and legal fees	$13,000	2.4%
Product development cost	$300,000	54.5%
Research projects	$92,250	16.8%
Marketing expenses and tech shows	$55,200	10.0%
Certification fees	$20,000	3.6%
Executive compensation	$27,600	5.0%
Intermediary fees	$26,950	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Lolaark Vision Inc.. This offering must raise at least $10,000 by November 30, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Lolaark Vision Inc may issue additional securities to raise up to $550,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,009,544 shares
× $2.50 per share

$20,023,860 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 9, 2023
- Form C/A on July 6, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Sep 21, 2023 • Our first product for underwater robots is now...

Sep 17, 2023 • Meet us next Saturday online for coffee and...

Sep 5, 2023 • Our online meeting is on Microsoft...

Sep 5, 2023 • Morning Online Coffee and Cookies with the...

Sep 1, 2023 • We recently received an investment from a lady...

Aug 20, 2023 • One fun video Driving in early morning fog on...

Aug 11, 2023 • The Clarifier ROV by Lolaark Vision cleans up...

Jul 6, 2023 • Filed Form C/A

Jul 4, 2023 • HAPPY 2ND BIRTHDAY LOLAARK VISION What we have...

Jun 30, 2023 • When one drives in the night animal encounters...

Jun 22, 2023 • Artificial intelligence really needs no...

Jun 14, 2023 • Our first product the Clarifier for HD-SDI...

May 17, 2023 • Lolaark Vision in the Offshore Technology...

May 9, 2023 • Primary offering of 220,000 shares at $2.50

May 9, 2023 • Filed Form C

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